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Pricing Supplement No. 3                        Filing under Rule 424(b)(3)
(To Prospectus dated May 12 1997, as		Registration No. 333-24059
 supplemented by Prospectus Supplement
 dated October 15, 1997)
Dated:  November 14, 1997                       CUSIP: 24710X  AU 2

                                  $75,000,000
                         Delmarva Power & Light Company
                          Medium-Term Notes, Series C


Principal Amount ($): 20,000,000          Original Issue Date: 11/19/97
Interest Rate (%): 6.75                   Stated Maturity Date: 10/1/06
Issue Price (%): 99.40                    Interest Payment Dates: 4/1 and 10/1
Selling Agent's Commission (%):  N/A      Initial Interest Payment Date: 4/1/98
Purchasing Agent's Discount (%): .600     Redeemable:  Yes     No x
                                                          ---    ---
Net Proceeds to Company ($): 19,880,000   Initial Redemption Date: N/A
Reallowance (%):   N/A                    Redemption Limitation Date:  N/A
Selling Concession (%):  N/A

Redemption Prices (if any): The Initial Redemption Price shall be ___% of the principal amount of such Notes to be redeemed and shall decline on each anniversary of the Initial Redemption Date by a Reduction Percentage of ___% of the principal amount to be redeemed until the redemption price shall be 100% of such principal amount.

Additional terms:  Book Entry (DTC)

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    Prior to the date of this Pricing Supplement, the Company has sold $22 million principal amount of Medium-Term Notes, Series C pursuant to Registration Statement No. 333-24059.

        N/A as used herein means "Not Applicable."

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE PROSPECTUS AND PROSPECTUS SUPPLEMENT TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



MERRILL LYNCH & CO.				MORGAN STANLEY DEAN WITTER